Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 12, 2000)             Registration Number 333-44960


                                  $805,000,000

                         Diamond Offshore Drilling, Inc.

               Zero Coupon Convertible Debentures Due June 6, 2020
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           This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Debentures Due June 6, 2020 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 12, 2000. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to other persons previously listed in the prospectus that are listed below.

                                                       PRINCIPAL AMOUNT AT                                      NUMBER OF
                                                      MATURITY OF DEBENTURES          PERCENTAGE OF            CONVERSION
                                                        BENEFICIALLY OWNED              DEBENTURES             SHARES THAT
NAME                                                     THAT MAY BE SOLD              OUTSTANDING             MAY BE SOLD
----                                                     ----------------              -----------             -----------
Royal Bank of Canada..............................    $       10,000,000                  1.24%                     86,075

Caisse des Depots et Consignations Paris..........    $        5,000,000                  0.62%                     43,037

Any other holder of Debentures or future
transferees from any such Holder (1)..............    $       55,931,000                  6.95%                    481,426

Total.............................................    $      805,000,000                 100.00%              6,929,007 (2)



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(1) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.

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          The date of this prospectus supplement is February 15, 2001.